EXHIBIT 2

CERTIFICATE OF TERMINATION

        This Certificate of Termination is made and entered into by and between BNL FINANCIAL CORPORATION, Austin, Texas (“BNL”), WAYNE E. AHART, Austin, Texas (“Ahart”), and UNIVERSAL GUARANTY LIFE INSURANCE COMPANY, Springfield, Illinois (“UGL”).

        WHEREAS, BNL, Ahart and UGL are parties to a Stock Purchase Agreement (“Stock Purchase Agreement”) wherein UGL has agreed to sell 2,216,776 shares (the “Shares”) of the common stock of BNL to BNL;

1.

The Stock Purchase Agreement provides that Ahart and UGL will mark the Pre-existing Agreement, as defined in the Stock Purchase Agreement, “Terminated and Fully Discharged” at Closing of BNL’s purchase of the Shares (see paragraphs 5(b)(ii) and (c)(iii) of the Stock Purchase Agreement). The original of the Pre-existing Agreement cannot be located. UGL and Ahart are giving this Certificate of Termination in lieu of marking the Pre-existing Agreement “Terminated and Fully Discharged” as prescribed in the Stock Purchase Agreement. UGL and Ahart hereby agree that the execution of this Certificate of Termination the Pre-existing Agreement shall be deemed “Terminated and Fully Discharged” as set forth in the Stock Purchase Agreement. Provided, however, as a condition precedent to the effectiveness of this Certificate of Termination, BNL’s purchase of the Shares must be Closed in accordance with the Stock Purchase Agreement. If BNL’s purchase of the Shares does not Close, this Certificate of Termination shall be deemed void ab initio.

2.	The parties agree that the date of the Stock Purchase Agreement is March 21, 2005.

3.	This Certificate of Termination may be signed in two or more counterparts and all counterparts when taken together shall be deemed one Certificate of Termination.

Dated: April 15, 2005	UNIVERSAL GUARANTY LIFE INSURANCE COMPANY By: /s/Theodore C. Miller An officer Theodore C. Miller Sr. Vice President

Dated: April 15, 2005	BNL FINANCIAL CORPORATION By: /s/ Barry N. Shamas Barry N. Shamas, Executive Vice President

Dated: April 15, 2005	/s/ Wayne E. Ahart Wayne E. Ahart